Contacts:
Ligand Pharmaceuticals Incorporated	LHA
John L. Higgins, President and CEO	Bruce Voss, bvoss@lhai.com
(858) 550-7500	(310) 691-7100

Ligand Reports Third Quarter 2014 Financial Results

Conference Call Begins at 9:00 a.m. Eastern Time Today

SAN DIEGO (October 27, 2014)- Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and nine months ended September 30, 2014, and provided an operating forecast and program updates.

Financial highlights for the third quarter of 2014 include (all comparisons are with the third quarter of 2013):

•	Total revenues increased 15% to $15.0 million, and royalty revenues increased 31% to $7.5 million

•	Non-GAAP diluted EPS was $0.36 and GAAP diluted EPS was $0.06

A description of non-GAAP calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table titled “Non-GAAP Financial Measures.”

“Financial results this quarter and year-to-date are strong with both royalty revenue and Captisol® revenue contributing solidly to our growth,” said John Higgins, President and Chief Executive Officer of Ligand.  “During the quarter, we further expanded the foundation of our growing business.  Partners received important regulatory approvals for new drugs and new indications, we entered into a multi-product Captisol license agreement and we licensed or advanced various unpartnered programs.  We also took advantage of historically low interest rates and favorable financing conditions to complete a convertible notes offering that provides capital to be opportunistic with potential acquisitions and to repurchase stock. We are executing well and delivering on our plans to create value for shareholders with a lean, productive and asset-rich enterprise.”

Third Quarter 2014 Financial Results
Total revenues for the third quarter of 2014 were $15.0 million, an increase of 15% compared with $13.0 million for the same period in 2013. Royalty revenues increased 31% to $7.5 million from $5.7 million for the same period in 2013 primarily due to higher royalties from Promacta™ and Kyprolis®. Material sales were $6.3 million as compared with $6.7 million for the same period in 2013 due to timing of customer purchases of Captisol for both clinical and commercial uses. Collaborative research and development and other revenues increased to $1.2 million from $0.6 million for the same period in 2013 due primarily to a milestone earned from Merck for the European approval of Noxafil® in the third quarter of 2014.
Cost of goods sold decreased to $1.5 million for the third quarter of 2014 from $2.5 million for the same period in 2013, due primarily to the product mix of material sales. Other operating costs and expenses for the third quarter of 2014 were $9.9 million, compared with $7.4 million for the same period in 2013. The increase is primarily due to costs incurred for business development activities and higher non-cash stock-based compensation expense.

Net income for the third quarter of 2014 was $1.3 million, or $0.06 per diluted share, compared with net income for the third quarter of 2013 of $2.0 million, or $0.09 per diluted share. Non-GAAP net income from continuing operations for the third quarter of 2014 was $7.6 million, or $0.36 per diluted share, compared with non-GAAP net income from continuing operations for the third quarter of 2013 of $4.2 million, or $0.20 per diluted share.

As of September 30, 2014, Ligand had cash, cash equivalents, short-term investments and restricted investments of $187.8 million.

Year-to-Date Financial Results
Total revenues for the nine months ended September 30, 2014 increased 21% to $41.5 million, compared with $34.2 million for the same period in 2013. Royalty revenues increased 25% to $20.6 million for the first nine months of 2014 from $16.5 million for the same period in 2013, primarily due to higher royalties from Promacta and Kyprolis. Material sales increased 26% to $15.5 million for the first nine months of 2014 from $12.3 million for the same period in 2013 due to timing of customer purchases of Captisol as well as an increase in purchases for use in clinical trials. Collaborative research and development and other revenues were $5.4 million for the first nine months of 2014, consistent with the same period in 2013.

Cost of goods sold increased to $5.1 million for the first nine months of 2014 from, $4.4 million for the same period in 2013 due primarily to higher Captisol sales. Other operating costs and expenses for the first nine months of 2014 were $26.4 million, compared with $21.3 million for the same period in 2013 due primarily to higher non-cash stock-based compensation expense.

Net income for the first nine months of 2014 was $5.0 million, or $0.23 per diluted share, compared with net income from continuing operations of $7.0 million, or $0.33 per diluted share, for the same period in 2013. Non-GAAP net income from continuing operations for the first nine months of 2014 was $20.1 million, or $0.93 per diluted share, compared with non-GAAP net income from continuing operations for the same period in 2013 of $11.6 million, or $0.56 per diluted share.

2014 Financial Forecast
Affirming its previous full-year 2014 financial forecast, the Company expects total revenues to be between $64 million and $66 million, and non-GAAP earnings per diluted share to be between $1.50 and $1.55.
For the fourth quarter of 2014, Ligand expects total revenues to be between $22.5 million and $24.5 million, and non-GAAP earnings per diluted share to be between $0.57 and $0.62. The non-GAAP earnings per diluted share guidance does not include changes in contingent liabilities, mark-to-market adjustment for amounts owed to licensors, non-cash stock-based compensation expense and non-cash debt related costs.

Third Quarter and Recent Business Highlights
Partnered Program Progress

•
Ligand partner GlaxoSmithKline (GSK) received FDA approval for Promacta/Revolade® (eltrombopag) for use in the treatment of patients with Severe Aplastic Anemia (SAA). SAA is the third labeled indication for the drug and Promacta represents a new first-in-class treatment option for patients with the disease.

•
Ligand partner Amgen announced Phase 3 trial results for Kyprolis and plans for global regulatory filings beginning in the first half of 2015. In the Phase 3 ASPIRE trial, Kyprolis helped patients with relapsed multiple myeloma live 8.7 months longer (median results) without their disease worsening.

•
Highlighting DUAVEE®, Ligand partner Pfizer rolled out a new public-awareness campaign encouraging postmenopausal women to tune into their bodies. Pfizer has teamed with Golden Globe® winning actress Kim Cattrall to launch the Tune In To Menopause™ (www.TuneInToMenopause.com) campaign, which is designed to bring the conversation of menopause front and center and motivate women to learn more. Every day, an estimated 6,000 women in the United States reach menopause.

•
Ligand partner Merck received approval for Captisol-enabled NOXAFIL® (posaconazole) 300 mg Concentrate for Solution for Infusion from the European Medicines Agency. Ligand earned a $550,000 milestone payment in the third quarter as a result of the approval, which granted Merck marketing authorization for the European Union, as well as Iceland, Liechtenstein and Norway. NOXAFIL is a novel triazole antifungal agent with demonstrated broad-spectrum activity, covering both yeast and molds responsible for serious invasive fungal infections.

•
Ligand partner Sage Therapeutics received Fast Track Designation for Captisol-enabled SAGE-547. SAGE-547 is an allosteric modulator of GABAA receptors in development for the treatment of adult patients with refractory status epilepticus who have not responded to standard regimens (super-refractory status epilepticus, or SRSE). SAGE is currently evaluating SAGE-547 in a Phase 1/2 clinical trial for the treatment of SRSE and also recently initiated a Phase 2a exploratory clinical trial in patients with Essential Tremor.

•
Ligand partner Merrimack Pharmaceuticals announced the initiation of HERMIONE, a randomized trial of MM-302 in patients with advanced HER2-positive breast cancer to support an application for accelerated approval. MM-302 is a novel antibody-drug conjugated liposomal doxorubicin that specifically targets cancer cells overexpressing the HER2 receptor. As a liposomal encapsulation of doxorubicin, MM-302 is designed to allow for the selective uptake of drug into tumor cells while limiting exposure to healthy tissues, such as those of the heart.

New Licensing Deals

•
Ligand continued to add to its large portfolio of more than 100 fully-funded partnered programs, sometimes referred to as Shots-on-Goal, and added nine new programs to its portfolio during the third quarter.

•
Ligand licensed its Captisol-enabled Lamotrigine program to CURx Pharmaceuticals. Under the terms of the agreement, Ligand is eligible to receive over $20 million in potential milestone payments, revenue from sales of Captisol and tiered royalties on future net sales in the range of 4% to 7%. CURx is developing the product for CNS indications and is responsible for all development costs relating to the program.

•
Ligand entered into a commercial license agreement with Avion Pharmaceuticals, LLC for the development and commercialization of four Captisol-enabled programs, further expanding Captisol’s use in terms of therapy areas and with oral and topical dosage forms.

•
In addition to the programs described above, in the third quarter Ligand entered into new clinical-stage agreements for Captisol-enabled programs with Marinus Pharmaceuticals Inc, Cuda Anesthetics, Boston Strategics Group and Amgen.

Corporate and Other Developments or Events

•
Ligand completed an offering of $245 million aggregate principal amount of 0.75% convertible senior notes. Ligand purchased a call spread option that increased the conversion price of the notes from $75.05 per share to $125.08 per share. Concurrent with the close of the transaction, Ligand repurchased $37.8 million of its common stock, or 680,800 shares.

•	Ligand Chairman John W. Kozarich, Ph.D. was named by Corporate Directors Forum as one of six Directors of the Year for 2014, highlighting his role in the successful transition of the Company.

•	Ligand was listed as #13 in Fortune Magazine’s “100 Fastest Growing Companies” in its September 2014 issue.

Non-GAAP Financial Measures
The adjusted non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures discussed above and in the tables below for the three and nine months ended September 30, 2014 and 2013 exclude changes in contingent liabilities, mark-to-market adjustment for amounts owed to licensors, non-cash stock-based compensation expense, and non-cash debt related costs.

Management has presented net income, net income per share, income from continuing operations and income from continuing operations per share in accordance with GAAP and on an adjusted basis. Ligand believes that the presentation of non-GAAP financial measures provides useful supplementary information to investors and reflects amounts that are more closely aligned with the cash profits for the period as the items that are excluded from non-GAAP net income are all non-cash items. Ligand uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, and not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Conference Call
Ligand management will host a conference call today beginning at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss this announcement and answer questions.  To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until December 27, 2014 at 9:00 a.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S., using passcode 13592909. Individual investors can access the webcast at www.ligand.com.

About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company with a business model that is based upon the concept of developing or acquiring royalty generating assets and coupling them with a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies seek to address the unmet medical needs of patients for a broad spectrum of diseases including diabetes, hepatitis, muscle wasting, Alzheimer’s disease, dyslipidemia, anemia, asthma and osteoporosis. Ligand’s Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including GlaxoSmithKline, Onyx Pharmaceuticals (a subsidiary of Amgen Inc.), Merck, Pfizer, Baxter International, Lundbeck Inc., Eli Lilly & Co. and Spectrum Pharmaceuticals. Please visit www.captisol.com for more information on Captisol and www.ligand.com for more information on Ligand.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s future growth, Ligand's outlook for Captisol orders, expected value creation for shareholders and guidance regarding fourth-quarter and full-year 2014 financial results. Actual events or results may differ from Ligand's expectations. For example, Ligand may not receive expected revenue from material sales of Captisol, expected royalties on partnered products and research and development milestone payments. Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2014 or beyond, that Ligand's 2014 revenues will be at the levels or be broken down as currently anticipated, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, that there will be a market for the product(s) if successfully developed and approved, or that Ligand's partners will not terminate any of its agreements or development or commercialization of any of its products. Further, Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

[Tables Follow]

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per-share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Royalties	$7,482	$5,724	$20,573	$16,466
Material sales	6,334	6,728	15,525	12,260
Collaborative research and development and other revenues	1,157	553	5,441	5,511
Total revenues	14,973	13,005	41,539	34,237
Operating costs and expenses:
Cost of goods sold	1,496	2,538	5,133	4,416
Research and development	3,021	2,414	8,842	6,900
General and administrative	6,742	4,756	17,053	13,564
Non-continuing expenses	182	227	522	839
Total operating costs and expenses	11,441	9,935	31,550	25,719
Gain from operations	3,532	3,070	9,989	8,518
Other income (expense), net	(1,011)	(513)	(818)	(1,686)
(Increase) decrease in contingent liabilities	(1,620)	(532)	(4,880)	368
Income tax benefit (expense)	(124)	(60)	(131)	(237)
Income from continuing operations	777	1,965	4,160	6,963
Income from discontinued operations, net of taxes	—	—	—	2,588
Net income including noncontrolling interests	$777	$1,965	$4,160	$9,551
Less: Net loss attributable to noncontrolling interests	(503)	—	(809)	—
Net income	$1,280	$1,965	$4,969	$9,551

Basic per-share amounts:
Income from continuing operations	$0.06	$0.10	$0.24	$0.34
Income from discontinued operations	—	—	—	0.13
Net income	$0.06	$0.10	$0.24	$0.47
Diluted per-share amounts:
Income from continuing operations	$0.06	$0.09	$0.23	$0.33
Income from discontinued operations	—	—	—	0.13
Net income	$0.06	$0.09	$0.23	$0.46

Weighted average number of common shares-basic	20,417,187	20,357,558	20,584,469	20,268,261
Weighted average number of common shares-diluted	21,345,311	20,843,742	21,632,521	20,562,622

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash, cash equivalents and short-term investments	$186,588	$15,979
Accounts receivable	5,812	2,222
Inventory	1,071	1,392
Other current assets	4,526	959
Current portion of co-promote termination asset	523	4,329
Total current assets	198,520	24,881

Restricted cash and investments	1,261	1,341
Property and equipment, net	551	867
Goodwill and other identifiable intangible assets	63,555	65,337
Commercial license rights	4,568	4,571
Long-term portion of co-promote termination asset	—	7,417
Other assets	3,828	299
Total assets	$272,283	$104,713

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$17,573	$15,501
Current portion of co-promote termination liability	523	4,329
Current portion of note payable	337	9,109
Total current liabilities	18,433	28,939

Long-term portion of co-promote termination liability	—	7,417
Long-term portion of deferred revenue	2,085	2,085
Long-term debt, net	193,631	—
Other long-term liabilities	15,351	16,659
Total liabilities	229,500	55,100
Total Ligand Pharmaceuticals Inc. stockholders' equity	44,372	49,613
Noncontrolling interests	(1,589)	—
Total liabilities and stockholders' equity	$272,283	$104,713

LIGAND PHARMACEUTICALS INCORPORATED
NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Net income from continuing operations	$1,280	$1,965	$4,969	$6,963
Increase (decrease) in contingent liabilities	1,620	532	4,880	(368)
Mark-to-market adjustment for investments owed to licensors	(208)	121	262	330
Non-cash stock-based compensation expense	3,702	1,533	8,795	4,149
Write-off of in-process research and development	—	—	—	480
Non-cash debt related costs	1,222	—	1,222	—
Non-GAAP net income from continuing operations	$7,616	$4,151	$20,128	$11,554
Diluted per-share amounts attributable to common shareholders:
Net income from continuing operations	$0.06	$0.09	$0.23	$0.34
Increase (decrease) in contingent liabilities	0.08	0.03	0.23	(0.02)
Mark-to-market adjustment for investments owed to licensors	(0.01)	0.01	0.01	0.02
Stock-based compensation expense	0.17	0.07	0.41	0.20
Write off of in-process research and development	—	—	—	0.02
Non-cash debt related costs	0.06	—	0.06	—
Non-GAAP net income from continuing operations	$0.36	$0.20	$0.93	$0.56

Weighted average number of common shares-diluted	21,345,311	20,843,742	21,632,521	20,562,622

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